  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 25, 2014

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-194280

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement
On November 25, 2014, Griffin Capital Essential Asset REIT II, Inc. (the "Registrant") entered into Amendment No. 1 to the Dealer Manager Agreement and Participating Dealer Agreement (the "Amendment") with Griffin Capital Securities, Inc., the Registrant's dealer manager, related to the Registrant's ongoing public offering (the "Offering"). The Amendment amends and restates certain portions of the Dealer Manager Agreement and the Participating Dealer Agreement to remove references to the Registrant's minimum offering amount, which was reached on September 23, 2014, and to remove references to the Registrant's shares of Class T common stock. As previously reported, on November 11, 2014, the Registrant's board of directors approved the removal of Class T shares of common stock from the Offering, effective immediately, and approved the corresponding reallocation of shares in the Offering such that the Registrant will offer up to $2.0 billion in shares of its Class A common stock in the primary offering and up to $200 million in shares of its Class A common stock pursuant to the Registrant's Distribution Reinvestment Plan.
The foregoing summary of the material terms of the Amendment is qualified in its entirety by the Amendment, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits.

1.1	Amendment No. 1 to Dealer Manager Agreement and Participating Dealer Agreement, dated November 25, 2014

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: December 1, 2014	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary